Exhibit 99.1

WorldQuest Networks Reports Second-Quarter Results

Gross margins grow 54 percent, minutes of use increase 78 percent, compared with the prior-year period; solid sequential growth also reported

DALLAS, Aug. 8, 2003 — WorldQuest Networks, Inc., (Nasdaq: WQNI), the international Internet telephony and financial services company, today reported strong second-quarter growth in gross-profit margins and minutes of use compared with the year-ago quarter, reflecting lower cost of revenues and increased usage as a result of India’s deregulated international telephony market.

Retail pricing pressures during the second quarter reduced telephony revenues 12 percent, to $2.5 million, compared with the year-ago period, but the revenue decline was more than offset by margin improvements that contributed $200,000 more gross profit, an increase of 38 percent, compared with the year-ago period. Total second-quarter revenues including telephony revenues, financial services and other operations were $2.6 million, compared with $2.9 million in the year-ago quarter. WorldQuest generated a 27.5 percent gross-profit margin during the second quarter of 2003. Gross margins also benefited from increased usage of WorldQuest’s network, lower costs negotiated with carriers, and from an increase in higher-margin money transfers from the company’s Cash2India business.

Sequentially, comparing the second quarter of 2003 with the first quarter of 2003, WorldQuest’s total revenues increased 9 percent, gross-profit margins increased 6 percent, and minutes of use increased 32 percent. While there can be no assurance of continued sequential growth, the company believes that sequential improvements indicate that WorldQuest’s high-quality service may allow the company to continue to price its services at a premium to the market while still gaining market share.

WorldQuest Networks reported a second-quarter 2003 net loss of $956,000, or $0.15 per diluted share, compared with a net loss of $949,000, or $0.15 per diluted share, in the second quarter of 2002. WorldQuest’s cash used in operations for the quarter was $741,000, compared with $265,000 in the second quarter of 2002.

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During the second quarter of 2003, WorldQuest:

•	Reported 14.1 million minutes of use, up 78 percent from the year-ago quarter, and sequentially up 32 percent from the first quarter of 2003.

•	Remitted more than $4.1 million to India, up 86 percent from $2.2 million remitted during the year-ago period; the number of financial transactions increased 68 percent to 7,400, compared with 4,400 during the second quarter of 2002.

•	Maintained a strong cash position, ending the quarter with approximately $19.0 million in cash and cash equivalents, compared with $20.7 million at year-end 2002.

“In light of the very tough economic environment and a significant increase in competition within the India telecom market, we are pleased to report solid growth in gross margins and improved quarterly sequential performance,” said R. Stephen Polley, President and CEO. “We believe that our telephony customers are willing to pay a reasonable premium for WorldQuest’s service because it’s more reliable, easier to use and generally much higher quality than other competitors’, particularly new vendors trying to capitalize on India’s deregulated telephony market. Additionally, the company’s emphasis on its financial services and money-transfer businesses continues to show good progress as we are experiencing growth in the number of transactions and the amount of money transferred. We remain fiscally strong with $19 million in cash and cash equivalents as of June 30, 2003.”

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.

Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony and financial services company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates, and to transfer money securely, conveniently and cost effectively to India, Sri Lanka, the Philippines and Russia. WorldQuest customers can also use the company’s proprietary cash card to withdraw money, check balances at ATMs worldwide and to pay for merchandise at any location which is part of the PLUS®, PULSE® or STAR® networks. WorldQuest’s Web site is www.wqn.com.

For more information contact:

Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com

WORLDQUEST NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Revenues:
Telephony revenue	$2,486,450	$2,833,934	$4,763,230	$5,644,964
Financial services and other	149,741	106,152	295,166	169,623

Total revenue	2,636,191	2,940,086	5,058,396	5,814,587
Cost of revenue	1,909,999	2,414,709	3,702,864	4,849,456

Gross profit	726,192	525,377	1,355,532	965,131
Operating expenses:
Selling, general and administrative	1,468,001	1,299,124	2,811,710	2,661,301
Depreciation and amortization	267,174	265,643	569,071	524,412

Total operating expenses	1,735,175	1,564,767	3,380,781	3,185,713

Operating loss	(1,008,983)	(1,039,390)	(2,025,249)	(2,220,582)
Interest income, net	53,382	90,060	115,472	180,052

Net loss	$(955,601)	$(949,330)	$(1,909,777)	$(2,040,530)

Net loss per share — basic and diluted	$(0.15)	$(0.15)	$(0.30)	$(0.32)

Weighted average common shares outstanding — basic and diluted	6,386,199	6,386,199	6,386,199	6,386,199

WORLDQUEST NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

Current assets:	(unaudited)
Cash and cash equivalents	$19,003,014	$20,721,207
Accounts receivable, net	530,502	355,111
Note receivable	—	202,383
Prepaid expenses and other current assets	622,819	370,325

Total current assets	20,156,335	21,649,026
Property and equipment, net	1,265,143	1,627,507
Other assets, net	151,787	—

Total assets	$21,573,265	$23,276,533

Current liabilities:
Accounts payable	$1,250,959	$1,195,738
Accrued expenses	262,520	146,863
Deferred revenue	274,567	238,936
Promissory note	300,000	300,000

Total current liabilities	2,088,046	1,881,537
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; Authorized shares—10,000,000; none issued and outstanding at June 30, 2003 and December 31, 2002	—	—
Common stock, par value $0.01 per share; Authorized shares—50,000,000; issued and outstanding shares— 6,386,199 at June 30, 2003 and December 31, 2002	63,862	63,862
Additional capital	41,994,594	41,994,594
Accumulated deficit	(22,573,237)	(20,663,460)

Total stockholders’ equity	19,485,219	21,394,996

Total liabilities and stockholders’ equity	$21,573,265	$23,276,533

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